Exhibit 10.2

BOARD OF DIRECTORS AGREEMENT

THIS BOARD OF DIRECTORS AGREEMENT (“Agreement”) is made and entered into as of May 11, 2023 (“Signing Date”) and effective as of May 12, 2023 (the “Effective Date”), by and between NXU, Inc., a Delaware corporation (the “Company”) with its principal place of business located at 1828 N. Higley Rd # 116, Mesa, AZ 85205 and Caryn Nightengale, an individual (“Director”). This Agreement replaces and supersedes any previous Board of Directors Agreements between Company and Director still in effect on the Effective Date.

1. Term

This Agreement shall continue for a period of up to twelve (12) months from the Effective Date, or earlier in the event of an annual shareholders meeting, and shall continue thereafter for as long as Director is elected as a member of the Board of Directors by the shareholders of the Company on a yearly basis. If re-elected, this Agreement may be renewed for successive one year terms on the same or different terms. If Director is not duly re-appointed by shareholder vote, Director’s term will end ten (10) calendar days following the annual shareholders meeting.

2. Position and Responsibilities

(a)	Position. The Board of Directors hereby appoints the Director to serve as a Board Member until the 2024 annual shareholders meeting or the Director’s earlier resignation, removal or death. The Director shall perform such duties and responsibilities as are customarily related to such position in accordance with Company’s bylaws and applicable law, including, but not limited to, those services described on Exhibit A attached hereto (the “Services”). Director hereby agrees to use his/her best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b)	Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company’s shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use her best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

(c)	No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Notwithstanding the provisions of Section 2(b) hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors.

3. Compensation and Benefits

(a)	Equity Compensation. In consideration of the services rendered under this Agreement, Company shall issue Director quarterly equity compensation in the form of a Notice of Grant for $35,000 worth of Restricted Stock Units (“RSU’s”) for each quarter of service on the Board. The number of RSU’s granted shall be calculated by dividing $35,000 by the closing share price on the final trading day of each financial quarter from June 30, 2023 until the 2024 annual shareholder meeting. Such RSU’s shall vest subject to the conditions of Section 3 (c) below, five trading days following the issuance of the Notice of Grant.

(b)	IPO Bonus. In recognition of Director’s efforts in helping the Company achieve public listing, Company shall grant Director an additional $40,984 worth of RSU’s. The IPO Bonus RSU’s will be granted as RSU’s via a Notice of Grant and shall vest subject to Section 3 (c) below.

(c)	Delayed Notice of Grant. The Company previously promised Director delayed grants (“Delayed Grants”) subject to (i) corporate reorganization (ii) the NXU, Inc stockholder approval of the NXU, Inc 2023 Omnibus Incentive Plan (“Stockholder Approval”) and (iii) approval of the terms and conditions of such award by the Committee (“Committee Approval”). The Delayed Grants include $40,984 in IPO Bonus RSU’s pursuant to Section 3(b) above and $120,000 in RSU’s as equity compensation for the three quarters ending September 30, 2022, December 31, 2022, and March 31, 2023. The RSU Grant Award for the Delayed Grants will be issued upon Stockholder Approval and Committee Approval. Delayed Grants shall be calculated by dividing $160,984 by the closing share price on the final trading day of the week Stockholder Approval and Committee Approval are achieved (“Delayed Grant Date”). Delayed Grants shall vest five trading days following the Delayed Grant Date. For these purposes, the term “Committee” means the board of directors or its delegate, as provided under the equity incentive plan (the “2023 NXU Omnibus Incentive Plan”) adopted by the Company.

(d)	Stipend. In addition to quarterly equity compensation, Director shall be paid a $15,000 quarterly cash stipend at the closing of each financial quarter. Stipend payments shall be due within ten (10) calendar days of the financial quarter closing dates (June 30, 2023, September 30, 2023, December 31, 2023, March 31, 2024) until the 2024 annual shareholder meeting.

(e)	Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Services in accordance with Company’s expense reimbursement guidelines.

(f)	Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company’s Articles of Incorporation, as amended, bylaws, as amended and applicable law. Company agrees to maintain a Director’s and Officer’s (D&O) insurance policy to further indemnify Director against any liability incurred in the performance of her duties as a director. Company agrees to notify Director of any changes in the D&O policy within 30 days of such change being effectuated. Company agrees to furnish Director with a current copy of each D&O policy.

(g)	Records. So long as the Director shall serve as a member of the Company’s Board of Directors the Director shall have full access to books and records of Company and access to management of the Company.

4. Termination

(a)	Right to Terminate. At any time, Director may be removed as Board Member as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Board Member or Director as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status as Board Member, except as provided in Company’s Articles of Incorporation, as amended, Company’s bylaws, as amended, and applicable law.

(b)	Effect of Termination as Director. Upon Director’s termination this Agreement will terminate; Company shall pay to Director all compensation and expenses to which Director is entitled up through the date of termination; and Director shall be entitled to her rights under any other applicable law. Thereafter, all of Company’s obligations under this Agreement shall cease.

5. Termination Obligations

(a)	Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to the Services and her membership on the Company’s Board of Directors or any committee therefore the sole and exclusive property of the Company and shall be promptly returned to the Company at such time as the Director is no longer a member of the Company’s Board of Directors.

(b)	Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of her position as Board Member. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

6. Nondisclosure Obligations

Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Confidential Information (as defined below) or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Confidential Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to her relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

7. Dispute Resolution

(a)	Mediation. In the event of a dispute between Director and Company, the parties agree to exercise good faith efforts to negotiate a resolution. If the parties are unable to resolve the dispute themselves, they agree to employ a mutually agreeable third party mediator. Parties agree to participate in the mediation in good faith in an attempt to resolve the conflict in advance of initiating litigation.

(b)	Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be brought in either the United States District Court for the State of Arizona or in an Arizona state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(c)	Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

8. Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

9. Amendments; Waivers

This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.  Any amendment or waiver by the Company must be approved by the Company’s Board of Directors and executed on behalf of the Company by its Chief Executive Officer.  If the Director shall also serve as Chief Executive Officer, such amendment or waiver must be executed on behalf of the Company by an officer designed by the Company’s Board of Directors.

10. Severability

If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

11. Assignment

This Agreement shall not be assignable by either party.

12. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

13. Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14. Binding Agreement

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation as Board Member will not affect the validity or scope of the remainder of this Agreement.

15. Mutual Non-Disparagement

Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the Parties agree to forbear from making any public or non-confidential statement with respect to any claim or complaint against either party without the mutual consent of each party, to be given in advance of any such statement.

16. Director Acknowledgment

Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on her own judgment and not on any representations or promises other than those contained in this Agreement.

17. Cooperation

In the event of any claim or litigation against the Company and/or Director based upon any alleged conduct, acts or omissions of Director during the tenure of Director as an officer of the Company, whether known or unknown, threatened or not as of the time of this writing, the Company will cooperate with Director and provide to Director such information and documents as are necessary and reasonably requested by Director or her counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Director has access all available insurance coverage and shall do nothing to damage Director’s status as an insured, and shall provide all necessary information for Director to make or tender any claim under applicable coverage.

18. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Date of Agreement

The parties have duly signed this Agreement as of May 11, 2023 with an effective date of May 12, 2023.

20. Signatures

	NXU, INC.		Caryn Nightengale
	a Delaware Corporation		Individual

	/s/ Mark Hanchett		/s/ Caryn Nightengale
Name	Mark Hanchett	Name	Caryn Nightengale
Title	Chairman	Title	Director

EXHIBIT A

DESCRIPTION OF SERVICES

Responsibilities as Director. Director shall have all responsibilities of a Director of the Company imposed by Delaware, Arizona, or other applicable law, the Articles of Incorporation, as amended, and Bylaws, as amended, of Company. These responsibilities shall include, but shall not be limited to, the following:

1.	Attendance. Use best efforts to attend regularly scheduled and special meetings of Company’s Board of Directors, along with Committee Meetings. Company will conduct four (4) in-person quarterly board meetings and Committee Meetings as regularly scheduled, but may call special board meetings as necessary. Special board meetings shall be conducted on an as-needed basis via remote teleconference.

2.	Executive Sessions. From time to time, and especially during the term of this agreement, the Chairman of the Board may call Executive Sessions or emergency board meetings. Director will be expected to participate in such meetings, as necessary.

3.	Consult. Meet with the Company upon request to discuss any matter involving the Company or its Subsidiaries, which may involve issues of which the Director has knowledge or expertise. Director acknowledges and agrees that the Company may rely upon Director’s expertise in any business discipline where Director has knowledge and/or experience that may contribute to the facilitation of Company’s operations. Director acknowledges that such requests may involve substantial time and efforts.

4.	Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary; and

5.	Participation. Participate as a full voting member of Company’s Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.

6.	Commitment. Based upon the foregoing responsibilities, Director shall be expected to commit an average of at least 10 hours per month to Company business. Director shall not be expected to dedicate more than 20 hours of time to Company business per month.